Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports Fiscal 2010 Second Quarter Results

EPS of $0.70 Surpass Wall Street Estimates

FREMONT, CA—June 24, 2010—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal second quarter ended May 31, 2010.

For the fiscal second quarter, revenue from continuing operations was $2.03 billion, an increase of 12.8% compared to $1.80 billion for the fiscal quarter ended May 31, 2009. The reported revenue of $2.03 billion reflects the impact of the Company’s fiscal 2010 presentation of certain types of services and extended warranty contracts on a net basis. These contracts, which would have contributed approximately $90.3 million on a gross basis in the fiscal second quarter, are now accounted for on a net basis.

Income from continuing operations before non-operating items, income taxes and non-controlling interest was $43.4 million, compared to $30.0 million in the prior year fiscal second quarter and $39.0 million in the fiscal first quarter of 2010.

Amounts attributable to the Company’s income from continuing operations, net of tax, for the fiscal second quarter were $24.8 million, or $0.70 per diluted share, exceeding average Wall Street estimates of $0.68. This compares with $17.4 million, or $0.51 per diluted share, in the prior year fiscal second quarter.

“Our team delivered excellent results for the second quarter of 2010. Our revenue, income and EPS were all in line with our increased quarterly guidance from May 4, 2010. Once again, SYNNEX has gained market share while expanding margins and growing EPS and ROIC,” stated Kevin Murai, President and Chief Executive Officer.

Financial Highlights:

•	Distribution revenue from continuing operations was $2.01 billion, an increase of 12.8% over the prior year fiscal second quarter.

•	Global Business Services revenue from continuing operations was $27.6 million, an increase of 10.5% over the prior year fiscal second quarter.

•

Distribution income from continuing operations before non-operating items, income taxes and non-controlling interest was $40.5 million, compared to $27.4 million in the prior year fiscal second quarter and $36.0 million in the fiscal first quarter of 2010.

•

Global Business Services income from continuing operations before non-operating items, income taxes and non-controlling interest was $3.0 million, compared to $2.6 million in the prior year fiscal second quarter and $3.0 million in the fiscal first quarter of 2010.

•	SYNNEX’ cash conversion cycle was 42 days.

•	SYNNEX’ debt to capitalization ratio was 24.1%.

•	The Company posted ROIC of 9.2% for the second quarter.

•	Second quarter depreciation and amortization were $2.8 million and $1.3 million, respectively.

•	Second quarter capital expenditures were $2.4 million.

Third Quarter Fiscal 2010 Outlook:

The following statements are based on the Company’s current expectations for the third quarter of fiscal 2010. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $2.05 billion to $2.15 billion. This range represents net accounting of approximately 4.0% to 4.5% for certain service and extended warranty contracts.

•	Net income is expected to be in the range of $25.8 million to $26.8 million.

•	Diluted earnings per share are expected to be in the range of $0.72 to $0.75.

The calculation of diluted earnings per share for the third quarter of fiscal 2010 is based on a diluted weighted-average common share count of approximately 35.9 million.

“The outlook for the third quarter is based on our expectations of a stable demand environment and our continued focus on profitable growth,” Mr. Murai continued. “We remain highly confident in our track record and our ability to continue to grow market share, EPS and ROIC.”

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 80164405. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until July 8, 2010.

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About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding expectations of our revenues, net income and EPS for the third quarter of fiscal 2010, anticipated demand, our focus on profitability and our ability to grow market share, EPS and ROIC, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws, risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended February 28, 2010 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation – F

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended May 31, 2010	Three Months Ended May 31, 2009	Six Months Ended May 31, 2010	Six Months Ended May 31, 2009
		(As Adjusted)(1)		(As Adjusted)(1)
Revenue	$2,032,812	$1,802,705	$3,968,850	$3,523,075
Cost of revenue	(1,916,145)	(1,701,765)	(3,743,022)	(3,321,288)

Gross profit	116,667	100,940	225,828	201,787
Selling, general and administrative expenses	(73,233)	(70,947)	(143,441)	(138,007)

Income from continuing operations before non-operating items, income taxes and non-controlling interest	43,434	29,993	82,387	63,780
Interest expense and finance charges, net	(3,736)	(4,178)	(7,545)	(9,277)
Other income (expense), net	(93)	1,417	1,070	1,029

Income from continuing operations before income taxes and non-controlling interest	39,605	27,232	75,912	55,532
Provision for income taxes	(14,651)	(9,944)	(27,718)	(20,266)

Income from continuing operations before non-controlling interest, net of tax	24,954	17,288	48,194	35,266
Income from discontinued operations, net of tax	—	1,586	75	2,660
Gain on sale of discontinued operations, net of tax	—	—	11,351	—

Net income	24,954	18,874	59,620	37,926
Net income attributable to non-controlling interest	(110)	(241)	(117)	(402)

Net income attributable to SYNNEX Corporation	$24,844	$18,633	$59,503	$37,524

Amounts attributable to SYNNEX Corporation:
Income from continuing operations, net of tax	$24,844	$17,402	$48,093	$35,422
Discontinued operations:
Income from discontinued operations, net of tax	—	1,231	59	2,102
Gain on sale of discontinued operations, net of tax	—	—	11,351	—

Net income attributable to SYNNEX Corporation	$24,844	$18,633	$59,503	$37,524

Earnings per share:
Basic :
Income from continuing operations	$0.72	$0.53	$1.41	$1.10
Income from discontinued operations	—	0.04	0.33	0.06

Net income per common share	$0.72	$0.57	$1.74	$1.16

Diluted :
Income from continuing operations	$0.70	$0.51	$1.36	$1.07
Income from discontinued operations	—	0.04	0.32	0.06

Net income per common share	$0.70	$0.55	$1.68	$1.13

Weighted-average common shares outstanding-basic	34,624	32,475	34,256	32,296

Weighted-average common shares outstanding-diluted	35,703	33,731	35,483	33,249

(1)	In May 2008, the Financial Accounting Standards Board issued a new accounting pronouncement, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The provisions of the new accounting pronouncement were effective for the Company’s fiscal year beginning December 1, 2009 and require retrospective application of all periods presented.

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 31, 2010	November 30, 2009
		(As Adjusted)(1)
Assets
Current assets:
Cash and cash equivalents	$58,605	$37,816
Short-term investments	16,851	21,219
Accounts receivable, net	732,967	820,633
Receivable from vendors, net	120,636	99,610
Receivable from affiliates	711	5,144
Inventories	791,897	713,813
Current deferred tax assets	27,836	27,787
Current deferred assets	13,298	13,830
Other current assets	66,760	26,144
Assets held for sale	—	74,185

Total current assets	1,829,561	1,840,181

Property and equipment, net	93,796	94,725
Goodwill	112,073	107,563
Intangible assets, net	19,126	18,066
Deferred tax assets	302	2,849
Long-term deferred assets	13,876	10,636
Other assets	35,713	25,890

Total assets	$2,104,447	$2,099,910

Liabilities and equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$150,788	$150,740
Accounts payable	660,662	687,432
Payable to affiliates	58,663	82,728
Accrued liabilities	103,495	117,599
Current deferred liabilities	17,145	18,798
Income taxes payable	296	2,431
Liabilities related to assets held for sale	—	18,148

Total current liabilities	991,049	1,077,876

Long-term borrowings	9,214	9,410
Convertible debt	128,992	126,785
Long-term liabilities	49,130	29,285
Long-term deferred liabilities	7,896	9,742
Deferred tax liabilities	5,546	8,077

Total liabilities	1,191,827	1,261,175

SYNNEX Corporation’s stockholders’ equity:
Preferred stock	—	—
Common stock	35	34
Additional paid-in capital	273,914	249,892
Accumulated other comprehensive income	24,965	27,151
Retained earnings	610,748	551,245

Total SYNNEX Corporation stockholders’ equity	909,662	828,322
Non-controlling interest	2,958	10,413

Total equity	912,620	838,735

Total liabilities and equity	$2,104,447	$2,099,910

(1)	In May 2008, the Financial Accounting Standards Board issued a new accounting pronouncement, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The provisions of the new accounting pronouncement were effective for the Company’s fiscal year beginning December 1, 2009 and require retrospective application of all periods presented.